     LIFE INSURED JOHN M. DOE

    POLICY NUMBER 12 345 678


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.

PAYABLE ON LIFE INSURED'S DEATH.

ADJUSTABLE DEATH BENEFIT.

FLEXIBLE PREMIUMS PAYABLE TO ATTAINED AGE 100 DURING THE LIFE INSURED'S
LIFETIME.

CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS.

INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).


In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" "refer" to The Manufacturers Life Insurance Company (U.S.A.).


If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The life insured and the beneficiary are named in the Policy Information section of this policy and in the application for this policy, a copy of which is attached to this policy. The death benefit is described in the "Insurance Benefit" provision.


YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE INVESTMENT ACCOUNTS AND TO THE FIXED ACCOUNT.


THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE CHOSEN.


THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN AN EFFECTIVE ANNUAL RATE OF 4%.


THE AMOUNT OF THE INSURANCE BENEFIT, OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE AS DESCRIBED IN THE "INSURANCE BENEFIT" PROVISION.


READ YOUR POLICY CAREFULLY.  IT IS A CONTRACT BETWEEN YOU AND US.


RIGHT TO RETURN POLICY. IF FOR ANY REASON YOU ARE NOT SATISFIED WITH YOUR POLICY, YOU MAY RETURN IT FOR CANCELLATION WITHIN TEN DAYS AFTER RECEIVING IT BY DELIVERING OR MAILING IT TO US OR TO THE AGENT WHO SOLD IT. WE WILL REFUND IN FULL THE PAYMENT MADE. THE POLICY WILL BE VOID FROM THE BEGINNING.


THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

A STOCK COMPANY


/s/ John Des Perez III       James D. Gallagher       [MANULIFE FINANCIAL LOGO]
     President                   Secretary

                                TABLE OF CONTENTS


                                                                            PAGE

               Policy Information.........................................    3
               Table Of Guaranteed Maximum Cost Of Insurance Rates........    4
               Definitions................................................    5
               Qualification As Life Insurance............................    6
               Payment Of Premiums........................................    6
               No-Lapse Guarantee.........................................    7
               Policy Termination.........................................    7
               Reinstatement..............................................    8
               Insurance Benefit..........................................    8
               Policy Value...............................................    9
               Policy Value Composition...................................   11
               Separate Account And Sub-Accounts..........................   11
               Investment Options.........................................   13
               Policy Loan Conditions.....................................   14
               Changing The Death Benefit Option Or The Face Amount.......   16
               Surrender And Withdrawals..................................   17
               Right To Postpone Payment Of Benefits......................   19
               Right To Cancel Increases..................................   19
               Suicide....................................................   19
               Beneficiary................................................   19
               Ownership And Assignment...................................   20
               Protection Against Creditors...............................   20
               Currency And Place Of Payment..............................   20
               Contract...................................................   21
               Validity...................................................   21
               Non-Participating..........................................   21
               Age And Sex................................................   21
               How Values Are Computed....................................   21
               Annual Statement...........................................   21
               Tax Considerations.........................................   22

               Any endorsements, any supplementary benefits, and a copy of the application, follow page 22.

                               POLICY INFORMATION




LIFE INSURED   JOHN M. DOE                            AGE AT POLICY DATE:     35

POLICY NUMBER   12 345 678                            POLICY DATE:  JUL  1, 2002
                                                       ISSUE DATE:  AUG  1, 2002


             OWNER   JOHN M. DOE

       BENEFICIARY   AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED

      PREMIUM MODE   ANNUALLY

      BEGINNING ON
    MON  DAY  YEAR   PLANNED PREMIUM
    JUL   01  2002   $600.00


THIS POLICY PROVIDES LIFE INSURANCE COVERAGE FOR THE LIFETIME OF THE LIFE INSURED IF SUFFICIENT PREMIUMS ARE PAID. PREMIUM PAYMENTS IN ADDITION TO THE PLANNED PREMIUM SHOWN MAY NEED TO BE MADE TO KEEP THIS POLICY AND COVERAGE IN FORCE.

CHANGES IN THE CURRENT COST OF INSURANCE RATES; THE AMOUNT, TIMING AND FREQUENCY OF THE PLANNED PREMIUM; THE INTEREST RATE BEING CREDITED TO THE FIXED ACCOUNT; THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS; CHANGES TO THE DEATH BENEFIT OPTION; CHANGES IN THE FACE AMOUNT; LOAN ACTIVITY; AND PARTIAL WITHDRAWALS OR MONTHLY DEDUCTIONS FOR ANY SUPPLEMENTARY BENEFITS THAT APPLY AND ARE ATTACHED TO THIS POLICY WILL AFFECT THE PERIOD OF COVERAGE. ALSO REFER TO THE POLICY TERMINATION PROVISION OF YOUR POLICY.


PLAN DETAILS, RISK CLASSIFICATION AND ADDITIONAL RATING ARE SHOWN ON THE NEXT PAGE.


                                    PAGE 3.0A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678


      LIFE INSURED   JOHN M. DOE

     POLICY NUMBER   12 345 678

              PLAN   FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                     NON-PARTICIPATING

       FACE AMOUNT   $100,000.00

     DEATH BENEFIT   OPTION 1

               SEX   MALE

              RISK
    CLASSIFICATION   NON-SMOKER, STANDARD CLASS


        ADDITIONAL
            RATING   NOT APPLICABLE


                                    PAGE 3.0B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                TABLE OF CHARGES



PREMIUM LOAD:

     10% OF EACH PREMIUM PAID DURING THE FIRST 5 POLICY YEARS.
     2% OF EACH PREMIUM PAID DURING EACH POLICY YEAR THEREAFTER.


MONTHLY ADMINISTRATION CHARGE:

     $15.00 PER POLICY MONTH.


MORTALITY AND EXPENSE RISKS CHARGE:

     0.1000% IS DEDUCTED MONTHLY FROM EACH INVESTMENT ACCOUNT VALUE FOR 15 POLICY YEARS AND THEN REDUCES TO 0.0250% THEREAFTER.


MONTHLY COST OF INSURANCE CHARGE:

     SEE THE MONTHLY DEDUCTIONS SECTION OF THE POLICY VALUE PROVISION FOR DETAILS. THE COST OF ANY SUPPLEMENTARY BENEFIT IS DESCRIBED IN THE SUPPLEMENTARY BENEFIT PAGE ATTACHED TO THIS POLICY.


                                    PAGE 3.1A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

SURRENDER CHARGE:



A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY VALUE UNDER CERTAIN CONDITIONS AND WILL REDUCE OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN IN THE TABLE BELOW. SEE THE POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR FACE AMOUNT, SURRENDER AND WITHDRAWALS PROVISIONS FOR DETAILS.


THE SURRENDER CHARGE IS DETERMINED AS FOLLOWS:

FOR THE INITIAL FACE AMOUNT

(I)     $8.20 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT; PLUS

(II) 80.0% OF THE SUM OF PREMIUMS PAID IN THE FIRST POLICY YEAR UP TO AN AMOUNT NOT GREATER THAN THE SURRENDER CHARGE PREMIUM LIMIT SHOWN ON PAGE 3.2.

FOR AN INCREASE IN FACE AMOUNT


(I)     $8.20 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT INCREASE; PLUS

(II) 80.0% OF THE SUM OF PREMIUMS ATTRIBUTABLE TO AN INCREASE IN THE FIRST YEAR AFTER IT TAKES EFFECT, UP TO AN AMOUNT NOT GREATER THAN THE SURRENDER CHARGE PREMIUM LIMIT FOR THE INCREASE.


        TABLE OF GRADING PERCENTAGES DURING THE SURRENDER CHARGE PERIOD (APPLICABLE TO THE INITIAL FACE AMOUNT AND SUBSEQUENT INCREASES)

                       SURRENDER              GRADING
                     CHARGE PERIOD          PERCENTAGE
                           1                   100%
                           2                    90%
                           3                    80%
                           4                    70%
                           5                    60%
                           6                    50%
                           7                    40%
                           8                    30%
                           9                    20%
                           10                   10%
                           11                    0%


           GRADING PERCENTAGE SHOWN IS AT BEGINNING OF POLICY
           YEAR.  PROPORTIONATE GRADING PERCENTAGE APPLIES FOR
           OTHER POLICY MONTHS.


                                   PAGE 3.1B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

SURRENDER CHARGE:



A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY VALUE UNDER CERTAIN CONDITIONS AND WILL REDUCE OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN IN THE TABLE BELOW. SEE THE POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR FACE AMOUNT, SURRENDER AND WITHDRAWALS PROVISIONS FOR DETAILS.


THE SURRENDER CHARGE IS DETERMINED AS FOLLOWS:


FOR THE INITIAL FACE AMOUNT

(I)     $4.50 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT; PLUS

(II) 80.0% OF THE SUM OF PREMIUMS PAID IN THE FIRST POLICY YEAR UP TO AN AMOUNT NOT GREATER THAN THE SURRENDER CHARGE PREMIUM LIMIT SHOWN ON PAGE 3.2.


FOR AN INCREASE IN FACE AMOUNT

(I)     THE AMOUNT APPLICABLE TO THE LIFE INSURED'S ATTAINED AGE AT THE DATE
OF THE INCREASE AS DETERMINED FROM THE TABLE ON PAGE 3.1C, MULTIPLIED BY EACH $ 1,000 OF FACE AMOUNT INCREASE; PLUS

(II) 80.0% OF THE SUM OF PREMIUMS ATTRIBUTABLE TO AN INCREASE IN THE FIRST YEAR AFTER IT TAKES EFFECT, UP TO AN AMOUNT NOT GREATER THAN THE SURRENDER CHARGE PREMIUM LIMIT FOR THE INCREASE.


        TABLE OF GRADING PERCENTAGES DURING THE SURRENDER CHARGE PERIOD (APPLICABLE TO THE INITIAL FACE AMOUNT AND SUBSEQUENT INCREASES)

                        SURRENDER              GRADING
                      CHARGE PERIOD          PERCENTAGE
                            1                   100%
                            2                    90%
                            3                    80%
                            4                    70%
                            5                    60%
                            6                    50%
                            7                    40%
                            8                    30%
                            9                    20%
                            10                   10%
                            11                    0%

           GRADING PERCENTAGE SHOWN IS AT BEGINNING OF POLICY
           YEAR.  PROPORTIONATE GRADING PERCENTAGE APPLIES FOR
           OTHER POLICY MONTHS.

(THIS ALTERNATIVE PAGE APPLIES WHEN ATTAINED AGE AT ISSUE IS LESS THAN 35)


                                   PAGE 3.1B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

SURRENDER CHARGE (CONTINUED):



                TABLE OF GUARANTEED SURRENDER CHARGE PER $ 1,000

                             OF FACE AMOUNT INCREASE

           LIFE                                     LIFE
         INSURED'S                                INSURED'S
         ATTAINED                                 ATTAINED
            AGE             RATE                     AGE                 RATE
                              $                                            $
            0                2.00                    20                   4.50
            1                2.13                    21                   5.00
            2                2.25                    22                   5.50
            3                2.38                    23                   6.00
            4                2.50                    24                   6.50
            5                2.63                    25                   7.00
            6                2.75                    26                   7.20
            7                2.88                    27                   7.40
            8                3.00                    28                   7.60
            9                3.13                    29                   7.80
           10                3.25                    30                   8.00
           11                3.38                    31                   8.04
           12                3.50                    32                   8.08
           13                3.63                    33                   8.12
           14                3.75                    34                   8.16
           15                3.88                    35                   8.20
           16                4.00                  OVER 35                8.20
           17                4.13
           18                4.25
           19                4.38


(THIS ADDITIONAL PAGE APPLIES WHEN ATTAINED AGE AT ISSUE IS LESS THAN 35)


                                   PAGE 3.1C

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                 TABLE OF VALUES

REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND VALUES SHOWN IN THIS TABLE.

LIFE INSURANCE QUALIFICATION TEST                                     GUIDELINE
                                                                      PREMIUM TEST

       GUIDELINE SINGLE PREMIUM                                       $16,872.05
       GUIDELINE LEVEL PREMIUM                                        $1,371.94

NO-LAPSE GUARANTEE PREMIUM                                            $504.96
NO-LAPSE GUARANTEE PERIOD                                             FIRST 20 POLICY
                                                                      YEARS
MINIMUM FACE AMOUNT                                                   $100,000.00
MINIMUM FACE AMOUNT INCREASE OR DECREASE                              $50,000.00
TRANSFER FEE                                                          $25.00
(FOR TRANSFERS IN EXCESS OF 12 IN A POLICY YEAR)
ASSET ALLOCATION BALANCER CHARGE
        CURRENT                                                       $0.00
        MAXIMUM                                                       $15.00
DOLLAR COST AVERAGING CHARGE
        CURRENT                                                       $0.00
        MAXIMUM                                                       $5.00
FIXED ACCOUNT MAXIMUM TRANSFER PERCENTAGE                             15%
FIXED ACCOUNT MAXIMUM TRANSFER AMOUNT                                 $500.00
FIXED ACCOUNT RATE                                                    4%
LOAN INTEREST CHARGED RATE
        FIRST 10 POLICY YEARS                                         5.25%
        THEREAFTER                                                    4.00%
LOAN INTEREST CREDITED DIFFERENTIAL
        FIRST 10 POLICY YEARS                                         1.25%
        THEREAFTER                                                    0%
DEATH BENEFIT DISCOUNT FACTOR                                         1.0032737
FIRST YEAR GUARANTEED MONTHLY COST OF INSURANCE
RATE PER THOUSAND                                                     $0.1189
SURRENDER CHARGE PREMIUM LIMIT                                        $1,095.38


                                    PAGE 3.2

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                 TABLE OF VALUES

REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND VALUES SHOWN IN THIS TABLE.

LIFE INSURANCE QUALIFICATION TEST                                      CASH VALUE
                                                                       ACCUMULATION TEST

NO-LAPSE GUARANTEE PREMIUM                                             $504.96
NO-LAPSE GUARANTEE PERIOD                                              FIRST 20 POLICY
                                                                       YEARS
MINIMUM FACE AMOUNT                                                    $100,000.00
MINIMUM FACE AMOUNT INCREASE OR DECREASE                               $50,000.00
TRANSFER FEE                                                           $25.00
(FOR TRANSFERS IN EXCESS OF 12 IN A POLICY YEAR)
ASSET ALLOCATION BALANCER CHARGE
        CURRENT                                                        $0.00
        MAXIMUM                                                        $15.00
DOLLAR COST AVERAGING CHARGE
        CURRENT                                                        $0.00
        MAXIMUM                                                        $5.00
FIXED ACCOUNT MAXIMUM TRANSFER PERCENTAGE                              15%
FIXED ACCOUNT MAXIMUM TRANSFER AMOUNT                                  $500.00
FIXED ACCOUNT RATE                                                     4%
LOAN INTEREST CHARGED RATE
        FIRST 10 POLICY YEARS                                          5.25%
        THEREAFTER                                                     4.00%
LOAN INTEREST CREDITED DIFFERENTIAL
        FIRST 10 POLICY YEARS                                          1.25%
        THEREAFTER                                                     0%
DEATH BENEFIT DISCOUNT FACTOR                                          1.0032737
FIRST YEAR GUARANTEED MONTHLY COST OF INSURANCE
RATE PER THOUSAND                                                      $0.1189
SURRENDER CHARGE PREMIUM LIMIT                                         $1,095.38



(THIS ALTERNATIVE PAGE APPLIES WHEN THE CASH VALUE ACCUMULATION TEST IS ELECTED)


                                    PAGE 3.2

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                  MALE, SMOKER


     LIFE                           LIFE                          LIFE
   INSURED'S       MONTHLY       INSURED'S       MONTHLY       INSURED'S       MONTHLY
   ATTAINED          RATE         ATTAINED         RATE         ATTAINED         RATE
      AGE             $             AGE             $             AGE             $
       0            0.3483           35           0.2191           70           4.5400
       1            0.0891           36           0.2341           71           4.9241
       2            0.0825           37           0.2533           72           5.3608
       3            0.0816           38           0.2750           73           5.8525
       4            0.0791           39           0.3000           74           6.3883
       5            0.0750           40           0.3283           75           6.9808
       6            0.0716           41           0.3616           76           7.5916
       7            0.0666           42           0.3958           77           8.2100
       8            0.0633           43           0.4350           78           8.8258
       9            0.0616           44           0.4758           79           9.4575
      10            0.0608           45           0.5225           80          10.1325
      11            0.0641           46           0.5691           81          10.8675
      12            0.0708           47           0.6200           82          11.6833
      13            0.0825           48           0.6733           83          12.5858
      14            0.0958           49           0.7333           84          13.5408
      15            0.1375           50           0.7966           85          14.5166
      16            0.1558           51           0.8700           86          15.4816
      17            0.1708           52           0.9516           87          16.4216
      18            0.1800           53           1.0450           88          17.4475
      19            0.1883           54           1.1500           89          18.4600
      20            0.1925           55           1.2616           90          19.4741
      21            0.1941           56           1.3825           91          20.5100
      22            0.1916           57           1.5075           92          21.6108
      23            0.1883           58           1.6408           93          23.0250
      24            0.1841           59           1.7791           94          24.8458
      25            0.1783           60           1.9325           95          27.4966
      26            0.1733           61           2.1050           96          32.0458
      27            0.1716           62           2.2991           97          40.0166
      28            0.1700           63           2.5191           98          54.8316
      29            0.1716           64           2.7616           99          83.3333
      30            0.1750           65           3.0241
      31            0.1808           66           3.2975
      32            0.1866           67           3.5841
      33            0.1958           68           3.8791
      34            0.2066           69           4.1933


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                MALE, NON-SMOKER

     LIFE                           LIFE                          LIFE
   INSURED'S       MONTHLY       INSURED'S       MONTHLY       INSURED'S       MONTHLY
   ATTAINED          RATE         ATTAINED         RATE         ATTAINED         RATE
      AGE             $             AGE             $             AGE             $
       0             0.3483          35            0.1408          70            2.8858
       1             0.0891          36            0.1475          71            3.2425
       2             0.0825          37            0.1566          72            3.5466
       3             0.0816          38            0.1666          73            3.9533
       4             0.0791          39            0.1783          74            4.4100
       5             0.0750          40            0.1908          75            4.9000
       6             0.0716          41            0.2058          76            5.4216
       7             0.0666          42            0.2208          77            5.9700
       8             0.0633          43            0.2383          78            6.5391
       9             0.0616          44            0.2558          79            7.1433
      10             0.0608          45            0.2766          80            7.8058
      11             0.0641          46            0.2991          81            8.5433
      12             0.0708          47            0.3233          82            9.3766
      13             0.0825          48            0.3491          83           10.3158
      14             0.0958          49            0.3783          84           11.3425
      15             0.1075          50            0.4091          85           12.4333
      16             0.1191          51            0.4458          86           13.5666
      17             0.1283          52            0.4883          87           14.7325
      18             0.1333          53            0.5358          88           15.9075
      19             0.1383          54            0.5908          89           17.1075
      20             0.1400          55            0.6516          90           18.3491
      21             0.1391          56            0.7191          91           19.6533
      22             0.1366          57            0.7908          92           21.0625
      23             0.1341          58            0.8683          93           22.6358
      24             0.1308          59            0.9558          94           24.6375
      25             0.1266          60            1.0533          95           27.4966
      26             0.1233          61            1.1616          96           32.0458
      27             0.1216          62            1.2850          97           40.0166
      28             0.1200          63            1.4258          98           54.8316
      29             0.1200          64            1.5850          99           83.3333
      30             0.1200          65            1.7608
      31             0.1225          66            1.9500
      32             0.1250          67            2.1550
      33             0.1291          68            2.3750
      34             0.1341          69            2.6150


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

                   TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                       GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                                  OF NET AMOUNT AT RISK

                                      FEMALE, SMOKER

     LIFE                           LIFE                          LIFE
   INSURED'S       MONTHLY       INSURED'S       MONTHLY       INSURED'S       MONTHLY
   ATTAINED          RATE         ATTAINED         RATE         ATTAINED         RATE
      AGE             $             AGE             $             AGE             $
       0             0.2408          35            0.1616          70            2.3291
       1             0.0725          36            0.1741          71            2.5375
       2             0.0675          37            0.1900          72            2.7958
       3             0.0658          38            0.2075          73            3.1108
       4             0.0641          39            0.2275          74            3.4783
       5             0.0633          40            0.2500          75            3.8866
       6             0.0608          41            0.2775          76            4.3266
       7             0.0600          42            0.3033          77            4.7883
       8             0.0583          43            0.3300          78            5.2691
       9             0.0575          44            0.3566          79            5.7841
      10             0.0566          45            0.3841          80            6.3550
      11             0.0575          46            0.4125          81            7.0000
      12             0.0600          47            0.4425          82            7.7366
      13             0.0625          48            0.4733          83            8.5725
      14             0.0666          49            0.5066          84            9.5541
      15             0.0783          50            0.5450          85           10.5350
      16             0.0825          51            0.5833          86           11.6491
      17             0.0866          52            0.6266          87           12.7225
      18             0.0908          53            0.6775          88           13.9358
      19             0.0941          54            0.7291          89           15.0891
      20             0.0966          55            0.7833          90           16.4175
      21             0.0983          56            0.8375          91           17.8333
      22             0.1008          57            0.8891          92           19.3783
      23             0.1025          58            0.9375          93           21.1291
      24             0.1058          59            0.9875          94           23.2758
      25             0.1075          60            1.0425          95           26.4433
      26             0.1116          61            1.1133          96           31.3116
      27             0.1150          62            1.1991          97           39.5808
      28             0.1183          63            1.3150          98           54.6541
      29             0.1233          64            1.4441          99           83.3333
      30             0.1291          65            1.5891
      31             0.1341          66            1.7325
      32             0.1400          67            1.8816
      33             0.1458          68            2.0166
      34             0.1550          69            2.1683


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

                   TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                       GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                                  OF NET AMOUNT AT RISK

                                    FEMALE, NON-SMOKER

     LIFE                           LIFE                          LIFE
   INSURED'S       MONTHLY       INSURED'S       MONTHLY       INSURED'S       MONTHLY
   ATTAINED          RATE         ATTAINED         RATE         ATTAINED         RATE
      AGE             $             AGE             $             AGE             $
       0            0.2408           35           0.1225           70            1.7666
       1            0.0725           36           0.1300           71            1.9450
       2            0.0675           37           0.1391           72            2.1658
       3            0.0658           38           0.1491           73            2.4350
       4            0.0641           39           0.1608           74            2.7516
       5            0.0633           40           0.1733           75            3.1100
       6            0.0608           41           0.1883           76            3.5033
       7            0.0600           42           0.2033           77            3.9258
       8            0.0583           43           0.2183           78            4.3775
       9            0.0575           44           0.2333           79            4.8708
      10            0.0566           45           0.2491           80            5.4266
      11            0.0575           46           0.2658           81            6.0633
      12            0.0600           47           0.2841           82            6.7991
      13            0.0625           48           0.3041           83            7.6466
      14            0.0666           49           0.3250           84            8.5858
      15            0.0700           50           0.3491           85            9.6150
      16            0.0733           51           0.3750           86           10.7150
      17            0.0766           52           0.4041           87           11.8925
      18            0.0791           53           0.4383           88           13.1341
      19            0.0816           54           0.4733           89           14.4591
      20            0.0841           55           0.5108           90           15.8658
      21            0.0850           56           0.5491           91           17.3816
      22            0.0866           57           0.5875           92           19.0500
      23            0.0875           58           0.6241           93           20.9500
      24            0.0900           59           0.6633           94           23.2758
      25            0.0908           60           0.7091           95           26.4433
      26            0.0933           61           0.7633           96           31.3116
      27            0.0950           62           0.8316           97           39.5808
      28            0.0975           63           0.9175           98           54.6541
      29            0.1000           64           1.0191           99           83.3333
      30            0.1033           65           1.1291
      31            0.1058           66           1.2475
      32            0.1091           67           1.3675
      33            0.1125           68           1.4883
      34            0.1183           69           1.6175


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

                                   DEFINITIONS


THE FOLLOWING TERMS HAVE SPECIFIC MEANINGS IN YOUR POLICY. PLEASE REFER TO THESE DEFINITIONS AS YOU READ YOUR POLICY.


ADDITIONAL RATING is an increase in the Cost of Insurance Rate that is applied when a life insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.


AGE at a specific date means age on the nearest birthday. If no specific date is mentioned, age means the life insured's age on the Policy Anniversary nearest to the birthday.


ATTAINED AGE on any date means the Age plus the number of whole years that have elapsed since the Policy Date.


BUSINESS DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. The net asset value of the underlying shares of a Sub-Account will be determined as of the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.


CASH SURRENDER VALUE equals the Policy Value less the Surrender Charge and any outstanding Monthly Deductions due.


GROSS WITHDRAWAL is the amount of partial Net Cash Surrender Value you request plus any Surrender Charge applicable to the withdrawal.


FIXED ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.


INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value you have in one of the Sub-Accounts.


ISSUE DATE is the date shown in the Policy Information section from which the Suicide and Validity provisions are applied.


LOAN ACCOUNT is that part of the Policy Value which reflects the value transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.


NET CASH SURRENDER VALUE is the Cash Surrender Value less the Policy Debt.


NET POLICY VALUE is the Policy Value less the value in the Loan Account.


NET PREMIUM is the gross premium paid less any Premium Load. It is the amount of premium allocated to the Fixed Account and/or Investment Accounts.


POLICY DATE is the date coverage takes effect under the policy provided we receive the initial minimum premium at our Service Office. The Policy Date is shown in the Policy Information section. The amount of the first Monthly Deduction is calculated from the Policy Date. The Policy Date is also used to determine Policy Years, Policy Months and Policy Anniversaries.


POLICY DEBT as of any date equals (a) plus (b) plus (c) minus (d), where:


(a)   is the total amount of loans borrowed as of such date;


(b) is the total amount of any unpaid loan interest charges which have been borrowed against the policy on a Policy Anniversary;


(c) is any interest charges accrued from the last Policy Anniversary to the current date; and


(d)   is the total amount of loan repayments as of such date.


                                                                     (continued)

POLICY VALUE is the sum of the values in the Loan Account, the Fixed Account and the Investment Accounts.


SEPARATE ACCOUNT refers to Separate Account A of The Manufacturers Life Insurance Company (U.S.A.).


SERVICE OFFICE is the office that we designate to service this policy as shown on the back cover of your policy.


SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.


SURRENDER CHARGE PERIOD is the period following the Issue Date of the policy or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, make a partial withdrawal, or if it terminates due to default.


SURRENDER CHARGE PREMIUM LIMIT is used to deter-mine the Surrender Charge. The Surrender Charge Premium Limit for the initial Face Amount is shown in the Table of Values in the Policy Information section. You will be advised of the Surrender Charge Premium Limit for any increase in Face Amount.


WRITTEN REQUEST is your request to us which must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office.


                         QUALIFICATION AS LIFE INSURANCE


It is the intent that this policy be considered as life insurance for tax purposes under Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.


To ensure that the policy qualifies, one of the following tests will apply to the policy. The test you elect is shown in the Policy Information section. Your election cannot be changed after issue.


GUIDELINE PREMIUM TEST. Under this test, the sum of premiums paid into the policy may not at any time exceed the guideline premium limitation as of such time. The guideline premium limitation, is as of any date, the greater of:


   (a)  the Guideline Single premium, or


   (b)  the sum of the Guideline Level Premiums to such date.


If you elected this test, the Guideline Single Premium and the Guideline Level Premium are shown in the Policy Information section.


CASH VALUE ACCUMULATION TEST. Under this test, the Policy Value may not at any time exceed the net single premium. The net single premium is the one payment that would be needed on a specific date to provide the Death Benefit under this policy. It is computed using the same mortality table and interest rate specified under the How Values Are Computed provision. We reserve the right to refuse any premium payments that would cause the policy to fail this test.


                               PAYMENT OF PREMIUMS


No insurance will take effect under this policy before we approve the application and receive the initial premium. The minimum initial premium is one-twelfth of the No-Lapse Guarantee Premium shown in the Table of Values in the Policy Information section.


Subsequent premiums can be paid at any time at our Service Office, and in any amount subject to any limitations of the life insurance qualification test you elect. Any excess premium will be refunded immediately. On request, we will give you a receipt signed by one of our officers.


You may pay premiums until the life insured reaches Attained Age 100, at which time, Monthly Deductions will cease and no further premiums may be paid. If there is a Policy Debt under the policy, loan interest will continue to accrue daily as specified under the Policy Loan Conditions provision.


We reserve the right to request that you provide us with satisfactory evidence of insurability if a premium payment would result in an increase in the Death Benefit that is greater than the increase in Policy Value.

                               NO-LAPSE GUARANTEE


Your policy includes a No-Lapse Guarantee. The guarantee period applicable to this policy is shown in the Table of Values in the Policy Information section.


During your No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, your policy will not go into default provided it satisfies the cumulative premium test.


CUMULATIVE PREMIUM TEST. The test will be performed at the beginning of any Policy Month that your policy would otherwise be in default in the absence of the No-Lapse Guarantee. Your policy will satisfy the test if the sum of the premiums paid, less any Policy Debt, and less any Gross Withdrawals taken on or before the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test. The test will exclude any period during which the life insured was totally disabled if the Total Disability Waiver Of Monthly Deductions Supplementary Benefit is included in the policy.


The No-Lapse Guarantee Premium is shown as an annualized amount in the Table of Values in the Policy Information section.


The No-Lapse Guarantee Premium will change if any of the following changes occur under your policy:


(a)   you add, terminate or change a Supplementary Benefit;


(b)   you change the Death Benefit Option under  your policy;


(c) there is a decrease in the Face Amount of insurance due to a partial withdrawal;


(d)   you change the Face Amount of insurance; or


(e)   there is a change in the life insured's Risk Classification.


We will inform you of any change to the No-Lapse Guarantee Premium resulting from any such change. The revised premium will be effective from the date of the change. For the purpose of performing the cumulative premium test, we will use the No-Lapse Guarantee Premium in effect as of the Policy Date up to the date of the change, including any revised premium in effect as of the date of a prior change.


                               POLICY TERMINATION


DEFAULT. Unless the policy has met the No-Lapse Guarantee requirements, it will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value would go to zero or below after we take the Monthly Deduction that is due for that month.


GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. At least 30 days prior to the termination of coverage, we will send a notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.


The amount required to bring the policy out of default is equal to (a) plus (b) plus (c) where:


(a) is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero, at the date of default; and


(b) is the Monthly Deduction due on the date of default, plus the next two Monthly Deductions; and


(c)   is the applicable Premium Load.


                                                                     (continued)

If the policy is in the No-Lapse Guarantee Period, then the following amount, if less than the amount stated above, will bring the policy out of default. This amount is equal to (a) plus (b), where:


(a) is the amount, if any, necessary to satisfy the No-Lapse Guarantee cumulative premium test at the date of default; and


(b)   is the No-Lapse Guarantee Premium for the next two Policy Months.


If the amount necessary to bring the policy out of default has not been paid by the end of the grace period, the policy will terminate.


TERMINATION DATE. This policy terminates on the earliest of the following events:


(a) the end of the grace period for which you have not paid the amount necessary to bring the policy out of default;


(b)   surrender of the policy for its Net Cash Surrender Value; or


(c)   the death of the life insured.


                                  REINSTATEMENT


You can ask us to reinstate your policy only if it terminates at the end of a grace period in which you did not make a required payment. You can reinstate the policy if you:


(a) make a Written Request for reinstatement within 5 years after the date your policy terminates;


(b) provide us with evidence of insurability satisfactory to us on the life insured; and


(c) pay a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy in force to the next scheduled date for payment of the Planned Premium.


If we approve your request,


(a) the reinstatement date will be the later of the date we approve your request or the date we receive the required payment at our Service Office; and


(b) any Surrender Charges will be reinstated to the amount they were at the date of default.


The Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated. If the policy is in a Surrender Charge Period when it terminates, upon reinstatement the period will be the same as at the date of default.


                                INSURANCE BENEFIT


If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary on receiving due proof of death, subject to the Age and Sex, Suicide and Validity provisions.


If the life insured dies after we receive a request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender For Cash provision instead.


INSURANCE BENEFIT.  The Insurance Benefit payable is:


(a)   the Death Benefit as described below; plus


(b) any amounts payable under any Supplementary Benefits that form part of the policy; less


(c)   the value of the Policy Debt as of the date of death.


                                                                     (continued)

If the life insured dies during a grace period, the Insurance Benefit described above will be modified as follows:


(a) the Insurance Benefit will be reduced by any outstanding Monthly Deductions due; and


(b) the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the default date.


DEATH BENEFIT. The Death Benefit will depend on whether Death Benefit Option 1 or 2 is in effect on the date of death.


Under Option 1, the Death Benefit is the Face Amount of the policy at the date of the life insured's death.


Under Option 2, the Death Benefit is the Face Amount of the policy, plus the Policy Value at the date of the life insured's death.


MINIMUM DEATH BENEFIT. If you elected the Guideline Premium Test, the sum of the Death Benefit as described above and any supplemental term life insurance benefit on the life insured will never be less than the Policy Value at the date of death, multiplied by the applicable percentage in the table below.

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

                    ATTAINED AGE     APPLICABLE PERCENTAGE
                    40 and under            250%
                         45                 215%
                         50                 185%
                         55                 150%
                         60                 130%
                         65                 120%
                         70                 115%
                         75                 105%
                         90                 105%
                    95 and above            100%

For ages not shown, the Applicable Percentage can be found by reducing the above Applicable Percentages proportionately.

If you elected the Cash Value Accumulation Test, on any date the sum of the Death Benefit as described above, plus any supplemental term life insurance benefit on the life insured will always be equal to the amount required on such date to produce a Policy Value that does not exceed the net single premium required to fund future benefits under the policy.


PAYMENT OF INSURANCE BENEFIT. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the life insured's death to the date of payment. The rate will be at the rate prescribed by the state. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.


                                  POLICY VALUE


INITIAL NET PREMIUM. We will allocate your initial Net Premium plus any earned interest on the later of the date our underwriters approve issuance of the policy or the date we receive the initial premium at our Service Office. Interest will be credited as of the date we received the initial premium payment at the rate of return then being earned on allocations to the Money Market Trust. This initial allocation will become your Policy Value to which subsequent Net Premiums will be allocated.


SUBSEQUENT NET PREMIUMS. As of the Business Day we receive your subsequent premium payments at our Service Office, we will add your Net Premium to your Policy Value. We will do this before we take any deductions due as of that Business Day.


MONTHLY DEDUCTIONS. At the beginning of each Policy Month, a deduction is taken from your policy to cover Monthly Administration Charges and the cost to provide the insurance coverage.


The first Monthly Deduction is taken on the later of the date our underwriters approve issuance of the policy or the date we receive at least the initial premium at our Service Office.


                                                                     (continued)

Monthly Deductions are due until the Policy Anniversary on which the life insured reaches Attained Age 100. If the policy is in force on that date, it will remain in force without further premium payments or Monthly Deductions, subject to the Policy Loan Conditions provision.


If the Additional Life Supplementary Benefit is part of your policy, the Monthly Deductions for that benefit will continue to be deducted until the benefit terminates.


The Monthly Deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month:


(a) the Monthly Administration Charge shown in the Table Of Expense Charges in the Policy Information section;


(b) the Mortality and Expense Risks Charge shown in the Table Of Expense Charges in the Policy Information section;


(c) the monthly cost of any Supplementary Benefits you have added to your policy; and


(d)   the monthly Cost of Insurance for the life insured.


Unless you have requested otherwise and that request is allowed by us, or you do not have sufficient funds in an account, we will take Monthly Deductions from the Fixed Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.


The Cost of Insurance for a specific Policy Month is determined as the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk.


For Death Benefit Option 1 the net amount at risk is equal to (a) minus (b), where:


(a) is the Death Benefit as of the first day of the Policy Month, divided by the Death Benefit Discount Factor shown in the Table of Values in the Policy Information section; and


(b) is the Policy Value as of the first day of the Policy Month after the deduction of the monthly Cost of Insurance for the life insured.


For Death Benefit Option 2 the net amount at risk is equal to the Face Amount of insurance.


The rates for the Cost of Insurance, as of the Policy Date and subsequently for each Face Amount increase, are based on the life insured's Age, Sex, Risk Classification and duration that the coverage has been in force. The Cost of Insurance Rate shown in the Table of Values in the Policy Information section is payable for the first Policy Year. After the first Policy Year, the Cost of Insurance will generally increase on each Policy Anniversary. The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section.


We will re-determine Cost of Insurance rates from time to time on a basis that does not discriminate unfairly within any class of life insured. The Cost of Insurance rates will never exceed those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4.


OTHER DEDUCTIONS. We will deduct a Surrender Charge if during the Surrender Charge Period shown in the Policy Information section:


(a)   you surrender the policy for its Net Cash Surrender Value;


(b)   you make partial withdrawals; or


(c) you do not pay an amount due at the end of a grace period, and the policy terminates.


See the Surrender Charges provision for details.

                            POLICY VALUE COMPOSITION


Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account and the Investment Accounts.


LOAN ACCOUNT VALUE. The amount you have in the Loan Account at any time equals:


(a)   amounts transferred to it for loans or borrowed loan interest; plus


(b)   interest credited to it; less


(c)   amounts transferred from it for loan repayment.


For the details of the Loan Account see the Policy Loan Conditions provision.


FIXED ACCOUNT VALUE. The amount you have in the Fixed Account at any time equals:


(a)   Net Premiums allocated to it; plus


(b)   amounts transferred to it; plus


(c)   interest credited to it; less


(d)   amounts deducted from it; less


(e)   amounts transferred from it; less


(f)   amounts withdrawn from it.


Interest will be credited to amounts in the Fixed Account at an effective annual rate of no less than the Fixed Account Rate shown in the Table of Values in the Policy Information Section. The actual interest rate used will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction.


INVESTMENT ACCOUNT VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account, multiplied by the unit value of the corresponding Sub-Account at that time.


The number of units in an Investment Account at any time equals (a) minus (b), where:


(a)   is the number of units credited to the Investment Account because of:


      (1)   Net Premiums allocated to it; and


      (2)   amounts transferred to it; and


(b)   is the number of units canceled from the Investment Account because of:


      (1)   amounts deducted from it;


      (2)   amounts transferred from it; and


      (3)   amounts withdrawn from it.


The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value as of the Business Day of the transaction. See the Unit Value Calculation section of this provision for details on how unit values are determined.


                        SEPARATE ACCOUNT AND SUB-ACCOUNTS


The Separate Account is authorized to invest in the shares of Manufacturers Investment Trust, or another management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manufacturers Investment Trust or another management investment company.


FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.


                                                                     (continued)

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Insurance Commissioner of the state in which this policy is delivered.


To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:


(a)   create new separate accounts;


(b)   combine any two or more separate accounts including the Separate Account;


(c) make available additional Sub-Accounts investing in additional Funds of Manufacturers Investment Trust, or another investment company;


(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;


(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;


(f)   de-register the Separate Account under the Investment Company Act of
      1940;


(g) transfer assets between the Separate Account and other separate accounts; and


(h) combine Sub-Accounts or to transfer assets in one Sub-Account to another Sub-Account.


The investment objectives of a Sub-Account within the Separate Account will not be changed materially without first filing the change with the Insurance Commissioner of our state of domicile. We will inform you of any changes deemed to be material.


UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.


The value of a unit of each Sub-Account was initially fixed at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.


NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b), where:


(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day; and


(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day.


We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account.


                                                                     (continued)

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single Premium and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.


Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.


The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single Premium and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account, Separate Account assets in excess of the liabilities of the Separate Account arising under the Single Premium and Flexible Premium Variable Life Insurance policies supported by the Separate Account.


                               INVESTMENT OPTIONS


ALLOCATIONS. You may allocate Net Premiums to the Fixed Account or any of the Investment Accounts. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to subsequent premium payments.


Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect as of the date we receive your request at our Service Office. You may also change your allocation percentages by telephone if a currently valid authorization form is on file with us.


TRANSFERS. By Written Request you may transfer portions of your Policy Value among the Investment Accounts and the Fixed Account. We will also permit telephone transfers if a currently valid authorization form is on file with us.


Transfers are subject to the following restrictions:


(a) you can make as many transfers in a Policy Year as you want. There is no charge for the first twelve transfers in any Policy Year. If you make more than twelve transfers in any Policy Year, the Transfer Fee shown in the Table of Values in the Policy Information section will apply to each subsequent transfer in that Policy Year. We will consider all transfer requests received on the same Business Day as one transfer;


(b) you may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring the transfer charges in (a) above, provided such transfers occur within:


      (1) eighteen months after the Issue Date, as shown in the Policy Information section of this policy; or


      (2)  the later of (i) or (ii) below:


            (i) 60 days from the effective date of a material change in the investment objectives of any of the Sub-Accounts; or


            (ii)  60 days from the notification date of any such change.


(c) the maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:


      (1) the Fixed Account Maximum Transfer Percentage shown in the Policy Information section, multiplied by the value in the Fixed Account at the previous Policy Anniversary; or


      (2) the Fixed Account Maximum Transfer Amount shown in the Policy Information section.


                                                                     (continued)

(d) any transfer out of the Fixed Account may not involve a transfer to the Investment Account for the Money Market Trust; and


(e) transfer privileges are subject to any restrictions that may be imposed by the Trust.


ASSET ALLOCATION BALANCER TRANSFERS. If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers six months after the Policy Date and each six month interval thereafter.


The current and maximum Asset Allocation Balancer Charge for transfers under this option are shown in the Policy Information section of this policy. We will provide you with 90 days written notice of any change in the current amount.


When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect.


We reserve the right to cease to offer this option as of 90 days after we send you written notice.


DOLLAR COST AVERAGING. If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts.


If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you.


The current and maximum Dollar Cost Averaging Charge for transfers under this option are shown in the Policy Information section of this policy. We will provide you with 90 days written notice of any change in the current amount.


We reserve the right to cease to offer this option as of 90 days after we send you written notice.


                             POLICY LOAN CONDITIONS


At any time while this policy is in force and has an available loan value, you can get a loan by Written Request. We may require a loan agreement from you as the policy is the only security for the loan.


AVAILABLE LOAN VALUE. The available loan value on any date is 90% of the Net Cash Surrender Value.


LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we will do a transfer from the Fixed Account and/or one or more of the Investment Accounts into the Loan Account. Amounts we transfer into the Loan Account cover the loan principal plus loan interest due to the next Policy Anniversary.


A Loan Sub-Account exists for each Investment Account and for the Fixed Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Sub-Account to reflect the account from which the transfer was made.


You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Fixed Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.


                                                                     (continued)

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investment Options provision.


Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described under the Loan Interest Charged and the Loan Interest Credited sections of this provision.


LOAN INTEREST CHARGED. Interest will accrue daily on loans. In the event that you do not pay the Loan Interest Charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.


Loan interest will continue to be charged if there is an outstanding loan when Monthly Deductions and premium payments cease at the life insured's Attained Age
100. The policy will go into default at any time the Policy Debt exceeds the Policy Value. At least 61 days prior to termination, we will send a notice to your last known address. If you had filed a notice of assignment with us, we will also send a copy of the notice to the last known address of the assignee on record. Payment of the loan interest during the 61-day grace period will bring the policy out of default.


The rate of interest charged is the effective annual Loan Interest Charged Rate shown in the Table of Values in the Policy Information section.


After the tenth Policy Year, we will increase the Loan Interest Charged Rate at any time it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation or court decision. We will increase the Loan Interest Charged Rate to an amount that would result in the transaction being treated as a loan under federal tax law.


Any change in the Loan Interest Charged Rate will apply to loans you take out after the change.


LOAN INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account. The effective annual Loan Interest Credited Rate is the difference between the Loan Interest Charged Rate and the Loan Interest Credited Differential.


We may change the differential as of 90 days after we send you written notice of such change.


LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the life insured and while the policy is in force.


When you repay a loan, we credit the amount to the Loan Account, and make a transfer to the Fixed Account and/or the Investment Accounts.


We will allocate loan repayments as follows:


(a) first to the Fixed Account, until the associated Loan Sub-Account is reduced to zero;


(b) then to each Investment Account in the same proportion that the value in the corresponding Loan Sub-Account bears to the value of the Loan Account.


                                                                     (continued)

While a loan exists, we will treat the amounts you pay as premiums, unless you request in writing that they be treated as loan repayments. However, when a portion of the Loan Account amount is allocated to the Fixed Account, we reserve the right, where permitted by state law, to require that premium payments be applied as loan repayments.


              CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT


You may change your Death Benefit Option or your Face Amount of insurance by Written Request. Such changes are subject to the general conditions of this provision and the conditions described in the section for each type of change.


The following general conditions apply to changes in Death Benefit Option or Face Amount of insurance:


(a) changes may be made once in each Policy Year after the first Policy Anniversary;


(b) changes will take effect as of the beginning of the next Policy Month following the date we approve the request; and


(c) we reserve the right to limit any changes that would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.


A Death Benefit Option Change or a Face Amount Change will cause a change in the No-Lapse Guarantee Premium. These changes will also cause a change in the Guideline Single Premium and Guideline Level Premium if you have elected the Guideline Premium Test for the policy. An additional Surrender Charge Premium Limit will be associated only with the new Face Amount if it has been added after restoring prior decreases.


We will inform you of the new premium amounts at the time of the change.


CHANGE FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2.


The Face Amount of insurance after the change from Option 1 to Option 2 will be
(a) minus (b), where:


(a)   is the Face Amount of insurance immediately before the change; and


(b)   is the Policy Value as of the effective date of the change.


We will not allow the change in Death Benefit Option if it would cause the Face Amount to decrease below the Minimum Face Amount shown in the Table of Values in the Policy Information section.


CHANGE FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1.


The Face Amount of insurance after the change from Option 2 to Option 1 will be
(a) plus (b), where:

(a)   is the Face Amount of insurance immediately before the change; and

(b)   is the Policy Value as of the effective date of the change.


We will not increase the Surrender Charge because of the increase in the Face Amount of insurance resulting from this change.


DECREASE IN FACE AMOUNT. The Minimum Face Amount Decrease is shown in the Table of Values in the Policy Information section. We may change this amount as of 90 days after we send you written notice of the change.


                                                                     (continued)

We will not allow a decrease:


(a) if it is for the reduction or termination of a prior Face Amount increase which has been in force for less than one year; or


(b) if it would cause the Face Amount to go below the Minimum Face Amount shown in the Table Of Values in the Policy Information section.


When you request a decrease in the Face Amount of insurance, we will reduce the Face Amount in the following order:


(a) the amounts of insurance provided by any increases you may have requested to the policy Face Amount, starting with the most recent increase until all such increases are reduced; then


(b)   the initial Face Amount of the policy.


INCREASE IN FACE AMOUNT. For an increase in the Face Amount of insurance you must provide us with evidence of insurability on the life insured that is satisfactory to us. The Minimum Face Amount Increase is shown in the Table of Values in the Policy Information section. We may change this amount as of 90 days after we send you written notice of the change.


We reserve the right to refuse a Face Amount increase if the life insured's Attained Age at the date the increase would be effective is greater than the maximum issue age for new policies at that time.


The Face Amount of insurance will increase in the following order:


(a) we will restore the Face Amount reduced by the most recent decrease first; followed by


(b)   the next most recent decrease until all decreases are restored; then


(c)   we will add the new Face Amount of insurance.


There will be no new Surrender Charge associated with the restoration of prior decreases under (a) or (b) above. However, there will be a new Surrender Charge associated with the new Face Amount under (c). We will inform you of any new Surrender Charges at the time of the increase.


You will not necessarily have to pay additional premium with an increase in Face Amount, but the new Surrender Charge may require an additional premium payment to prevent the policy from going into default.


For Surrender Charge purposes, the premiums attributable to the new Face Amount will not exceed the Surrender Charge Premium Limit associated with that increase.


                            SURRENDER AND WITHDRAWALS


SURRENDER OF THE POLICY. You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the life insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. After we receive your surrender request, no insurance will be in force.


If you surrender your policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. If you have increased the Face Amount of insurance, the Surrender Charge will be the sum of the Surrender Charge for the initial Face Amount plus the Surrender Charge for each increase as shown in the Policy Update page amending the policy. No additional Surrender Charge will be imposed on any portion of an increase in Face Amount that restores a prior decrease.


                                                                     (continued)

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. You may request a partial Net Cash Surrender Value withdrawal once each Policy Month after the first Policy Anniversary. You may make this request provided there is a Net Cash Surrender Value for the policy. The partial Net Cash Surrender Value withdrawal will be done as of the end of the Business Day on which we receive your Written Request.


You may specify the accounts from which we should make the partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.


We will deduct a pro-rata Surrender Charge from the Policy Value at the time of the partial Net Cash Surrender Value withdrawal. The pro-rata charge deducted will equal the sum of the pro-rata Surrender Charge for the initial Face Amount and any previous increase in Face Amount. This amount is (a) divided by (b), multiplied by (c), where:


(a)   is the amount of the partial Net Cash Surrender Value withdrawal;


(b)   is the Net Cash Surrender Value prior to the withdrawal; and


(c)   is the current total Surrender Charge prior to the withdrawal.


We will allocate the deduction of the pro-rata charge for the withdrawal to the Fixed Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal.


If the withdrawal plus the pro-rata Surrender Charge allocated to a particular account are greater than the value of that account, we will reduce the portion of the withdrawal allocated to that account. We will reduce the allocated portion so that the withdrawal plus the pro-rata charge allocated to the account equal the value of the account.


If Death Benefit Option 1 is in effect at the time of the withdrawal, the Face Amount will be reduced by:


(a) the amount of the withdrawal plus the pro-rata Surrender Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise


(b) the amount, if any, by which the withdrawal plus the pro-rata Surrender Charge exceeds the difference between the Death Benefit and the Face Amount.


If there has been a prior increase in Face Amount, then the Face Amount will be decreased in the same order as if you had requested the decrease. See the Decrease in Face Amount section of the Changing The Death Benefit Option Or The Face Amount provision. Withdrawals will be limited if they would otherwise cause the Face Amount to fall below the Minimum Face Amount shown in the Table of Values in the Policy Information section.


Each time we deduct the pro-rata Surrender Charge for a partial withdrawal, we will reduce the remaining Surrender Charge in the same proportion that the Surrender Charge deducted bears to the total Surrender Charge immediately before the partial withdrawal.


Partial Net Cash Surrender Value withdrawals do not affect the Face Amount of your policy if Death Benefit Option 2 is in effect.

                      RIGHT TO POSTPONE PAYMENT OF BENEFITS


We reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:


(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;


(b)   an emergency exists as defined by the Securities and Exchange Commission
      (SEC), or the SEC requires that trading be restricted; or


(c)   the SEC permits a delay for the protection of policyholders.


We also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.


In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Transfers section of the Investment Options provision.


                            RIGHT TO CANCEL INCREASES


If you request an increase in Face Amount which results in a new Surrender Charge, you have the same rights to cancel the increase as described on the front cover of this policy, under the Right to Return Policy. If canceled, the Policy Value and the Surrender Charge will be recalculated to the amounts they would have been, had the increase not taken place. You may request a refund for all or a portion of premiums paid during this period. Upon payment of the refund, we will recalculate the Policy Value and the Surrender Charge to the amounts they would have been, had the premiums not been paid.


                                     SUICIDE


If within two years after the Issue Date the life insured dies by suicide, while sane or insane, the policy will terminate and our liability will be limited to:


(a)   the premiums paid; less


(b)   any partial Net Cash Surrender Value withdrawals; and less


(c)   the Policy Debt.


If the life insured dies by suicide, while sane or insane, within two years after an increase in Face Amount, the Death Benefit for that increase will be limited to the Monthly Deductions taken for the increase.


We reserve the right under this provision to obtain evidence of the manner and cause of death of the life insured.


                                   BENEFICIARY


The following four sections will apply unless there is a beneficiary appointment in force that provides otherwise.


BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.


PAYMENT TO BENEFICIARIES.  We will pay the Insurance Benefit:


(a)   to any primary beneficiaries who are alive when the life insured dies; or


(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or


(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.


                                                                     (continued)

CHANGE OF BENEFICIARY. Until the life insured's death you can change the beneficiary by Written Request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.


DEATH OF BENEFICIARY. If no beneficiary is alive when the life insured dies, the Insurance Benefit will be payable to you; or to your estate if you are the life insured. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the life insured, we will pay the Insurance Benefit as if the beneficiary had died before the life insured.


                            OWNERSHIP AND ASSIGNMENT


Until the life insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:


(a)   receive any amount payable under your policy;


(b)   exercise all rights and privileges granted by the policy; and


(c)   assign the policy.


An assignment does not bind us until we receive it in writing at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.


CHANGE OF OWNER. Until the life insured's death, the owner can change the ownership of the policy by Written Request. The change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.


TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.


JOINT OWNERSHIP. Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).


Any rights and privileges that may be exercised by the owner, may be exercised only with the consent of all joint owners.


SUCCESSOR OWNER. Upon the owner's death during the lifetime of the life insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the life insured's death, the owner, without the consent of any revocable beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.


                          PROTECTION AGAINST CREDITORS


If permitted by state law, all payments shall be exempt from the debts and contracts of the owners and beneficiaries, and from seizure by court order.


                          CURRENCY AND PLACE OF PAYMENT


All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.

                                    CONTRACT


The policy, application, supplementary benefits, and any endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.


Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.


Statements made by you or the life insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or any of the Life insured to deny a claim, unless it is written in the application or any supplement to the application.


                                    VALIDITY


We have the right to contest the validity of this policy based on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the life insured's lifetime for two years from the Issue Date.


We cannot contest the validity of an applied for increase in Face Amount or the addition of a Supplementary Benefit after such increase or addition has been in force during the life insured's lifetime for two years from the date of such increase or addition.


We can contest after two years if the policy has been reinstated and has been in force during the life insured's lifetime for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.


                                NON-PARTICIPATING


Your policy is non-participating.  It does not earn dividends.


                                   AGE AND SEX


If the life insured's Age or Sex was misstated in the application, we will change the Face Amount of insurance. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct Age and Sex.


                             HOW VALUES ARE COMPUTED


We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered.


We use the Commissioners 1980 Standard Ordinary Smoker/Non-Smoker Mortality Table in computing reserves, and in determining Maximum Cost of Insurance Rates. Values relating to amounts in the Fixed Account are computed at the Fixed Account Rate shown in the Table of Values in the Policy Information section.


                                ANNUAL STATEMENT


Within 30 days after each Policy Anniversary, we will send you a report showing:


(a)   the Death Benefit;


(b)   the Policy Value;


(c) the current allocation of money in the Fixed Account, the Loan Account and each of the Investment Accounts;


                                                                     (continued)

(d)   the value of the units in each chosen Investment Account;


(e)   any Loan Account balance and loan interest charged since the last report;


(f)   the premiums paid and policy transactions for the year; and


(g)   any further information required by law.


                               TAX CONSIDERATIONS


It is the intent that this policy be considered as life insurance for tax purposes, to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the code. We reserve the right to limit the amount of premiums paid for this policy, or to make any other reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance.


This provision should not be construed to guarantee that the policy will be treated as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority.

             The Manufacturers Life Insurance Company (U.S.A.)
             A Stock Company



             Service Office: 200 Bloor Street East, Toronto, Canada, M4W 1E5


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.

PAYABLE ON LIFE INSURED'S DEATH.

ADJUSTABLE DEATH BENEFIT.

FLEXIBLE PREMIUMS PAYABLE TO ATTAINED AGE 100 DURING THE LIFE INSURED'S
LIFETIME.

CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS.

INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).


                                IMPORTANT NOTICE

                   To claim a benefit or request a change in your policy, contact our nearest representative. Or write to our Service Office at the address above.

                   Please tell us promptly of any change in your address.

                   WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.

                                                       [MANULIFE FINANCIAL LOGO]

Manulife Financial and the block design are registered service marks and trademarks of The Manufacturers Life Insurance Company and are used by it and its affiliates including Manulife Financial Corporation.